FREE WRITING PROSPECTUS Dated May 11, 2021	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-09

$1,061,200,000 World Omni Auto Receivables Trust (WOART) 2021-B

JT-Leads: BofA (struc), MUFG, TD, Truist

Co-Mgrs : Barclays, Comerica, PNC, Regions

Size CLS	($mm)	WAL	(Min Rtgs*) S&P/F	PWIN	E.FINAL	L.FINAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	180.500	0.25	A-1+/F1+	1-6	11/21	5/16/22	ILIB	– 5		0.11025	100.00000
A-2	368.090	1.11	AAA/AAA	6-21	2/23	7/15/24	EDSF	+ 1	0.203	0.20	99.99678
A-3	368.080	2.58	AAA/AAA	21-43	12/24	6/15/26	ISWP	+ 7	0.426	0.42	99.98559
A-4	96.650	3.83	AAA/AAA	43-47	4/25	6/15/27	ISWP	+ 7	0.697	0.69	99.97740
B	31.920	3.91	AA/AA	47-47	4/25	6/15/27	ISWP	+ 40	1.046	1.04	99.98574
C	15.960	3.91	A/A	47-47	4/25	12/15/27	ISWP	+ 65	1.296	1.29	99.99043

*Minimum Required Ratings

www.dealroadshow.com/e/WOART21B			INTEXNET	:	baswoar21b_upsize K7JK
BILL & DELIVER	:	BofA	BBG TICKER	:	WOART 2021-B
EXPECTED RATINGS	:	S&P/Fitch	FORMAT	:	SEC Registered
EXPECTED PRICING	:	Pxd 5/11/21	FIRST PAY DATE	:	6/15/21
EXPECTED SETTLE	:	5/19/21	PXG SPEED	:	1.3% ABS to 10% CALL
ERISA ELIGIBLE	:	Yes	DENOMS	:	$1k x $1k

CUSIPS A-1	98163LAA8
A-2	98163LAB6
A-3	98163LAC4
A-4	98163LAD2
B	98163LAE0
C	98163LAF7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.